UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 26, 2015

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)
7201 West Friendly Avenue Greensboro, North Carolina (Address of Principal Executive Offices)	27410 (Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 26, 2015 (the “Closing Date”), Unifi, Inc. (the “Registrant”) and its wholly owned subsidiary Unifi Manufacturing, Inc. (“UMI” and together with the Registrant, the “Borrowers”), as borrowers, entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) for a $200 million senior secured credit facility (the “ABL Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”), as agent, lead arranger, book runner and a lender; Bank of America, N.A. (“Bank of America”) as a lender; and Fifth Third Bank (“Fifth Third”) as a lender. The ABL Facility consists of a $100 million revolving credit facility (the “ABL Revolver”) and an $84.38 million term loan that can be increased up to $100 million if certain future conditions are met (the “ABL Term Loan”). The ABL Facility has a maturity date of March 26, 2020. Certain capitalized terms used but not defined herein have the meanings given to them in the Amended Credit Agreement.

Three wholly owned subsidiaries of UMI – Unifi Sales & Distribution, Inc., Spanco International, Inc., and See 4 Process Improvement Solutions, LLC (f/k/a Unifi Equipment Leasing, LLC) (collectively, the “Guarantors” and together with the Borrowers, the “Loan Parties”) – are guarantors of the ABL Facility. In connection with the Amended Credit Agreement, the Loan Parties entered into an Amended and Restated Guaranty and Security Agreement and a Third Amended and Restated Term Note (collectively with the Amended Credit Agreement, the “ABL Facility Documents”).

Borrowings under the ABL Facility bear interest at rates per annum of either the Base Rate plus an Applicable Margin of 0.50% to 1.00% or, if so elected by the Borrower, the LIBOR Rate plus an Applicable Margin of 1.50% to 2.00%. The “Base Rate” means the greatest of (i) the prime lending rate as publicly announced from time to time by Wells Fargo, (ii) the Federal Funds Rate plus 0.5% and (iii) the LIBOR Rate plus 1.0%. The “LIBOR Rate” is available for interest periods of one, two, three or six months. The “Applicable Margin” is based on the average quarterly excess availability under the ABL Revolver and the Registrant’s consolidated leverage ratio. The unused revolver fee is 0.25%.

The maximum availability under the ABL Revolver at any one time (the “Maximum Revolver Amount”) is $100 million, subject to the Registrant’s ability to request increases thereto up to an additional $50 million. However, aggregate borrowings under the ABL Revolver are limited to a “Borrowing Base” equal to (i) 85% of the amount of the Borrowers’ eligible accounts, plus (ii) the lesser of (a) 50% of the Maximum Revolver Amount and (b) the lesser of (1) 65% of eligible inventory and (2) 85% of the net orderly liquidation value of eligible inventory (subject to a $5 million limit for eligible work-in-process inventory), minus (iii) customary reserves as determined by Wells Fargo as agent. The Borrowing Base as of the Closing Date was approximately $85 million.

The ABL Facility contains a financial covenant that requires the Loan Parties to maintain a Fixed Charge Coverage Ratio on a monthly basis of at least 1.05 to 1.0, in the event Excess Availability falls below the greater of (i) $10 million, (ii) 20% of the Maximum Revolver Amount, and (iii) 12.5% of the sum of the Maximum Revolver Amount plus the outstanding principal amount of the Term Loan. “Excess Availability” is defined as (x) the lesser of the Maximum Revolver Amount or the Borrowing Base availability, minus (y) the sum of (a) the outstanding balance of the ABL Revolver (including Letter of Credit usage) plus (b) the aggregate amount of all payables (other than payables that are being disputed in good faith by a Loan Party) aged in excess of the Borrowers’ past practice. The Loan Parties had Excess Availability on the Closing Date of approximately $64 million.

The principal outstanding under the ABL Term Loan, which is currently $84.38 million, is repayable in quarterly installments of $2.25 million, commencing on April 1, 2015 and continuing on the first day of each July, October, January and April thereafter, with a final installment of all remaining unpaid principal (and all accrued and unpaid interest) being due on the maturity date (or an earlier date if the ABL Term Loan is accelerated upon the occurrence of an event of default).

The ABL Term Loan can be increased once per fiscal year to the lesser of (i) $100 million and (ii) the calculated amount of certain eligible machinery and equipment and real estate, subject to the satisfaction of certain reset conditions. The ABL Term Loan may be prepaid at par, in whole or in part, before the maturity date in the Borrowers’ discretion.

Mandatory prepayment of the ABL Facility is required upon the occurrence of certain events as specified in the Amended Credit Agreement, including the receipt of proceeds upon certain dispositions of assets, in connection with certain other extraordinary receipts, upon incurrence of certain indebtedness, in connection with specified equity offerings or upon reduction in the Borrowing Base or the value of certain assets below a threshold amount.

The ABL Facility is secured by a first-priority perfected security interest (i) in substantially all owned or hereafter acquired property and assets of the Loan Parties and all proceeds and products thereof, subject to permitted liens and customary exceptions, and (ii) in all of the stock of (or other ownership interest in) each Loan Party (other than the Registrant) and certain subsidiaries of the Loan Parties. However, only 65% of the stock of (or other ownership interests in) certain first tier controlled foreign subsidiaries, together with all proceeds and products thereof, are pledged to secure the ABL Facility, and such pledges are subject to exclusion by Wells Fargo as agent.

The ABL Facility includes representations and warranties by the Loan Parties and their respective subsidiaries that are usual and customary for credit facilities of this type, including representations and warranties regarding: due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; the Patriot Act and the Office of Foreign Assets Control; indebtedness; payment of taxes; margin stock; governmental regulation; eligible accounts; eligible inventory; location of inventory and equipment; and inventory records.

The ABL Facility includes events of default that are usual and customary for credit facilities of this type, including: non-payment of obligations; non-performance of specified covenants and obligations; material judgments; bankruptcy or insolvency; any restraint against all or a material portion of business affairs; default on other material debt; material breach of any representation or warranty; limitation or termination of any guarantee with respect to the ABL Facility; impairment of security; material negative events with respect to employee benefit plans; and actual or asserted invalidity or unenforceability of any ABL Facility documentation or liens securing obligations under the ABL Facility documentation. Upon the occurrence of an event of default, the Loan Parties’ obligations under the ABL Facility could be accelerated.

The ABL Facility contains affirmative covenants applicable to the Loan Parties and their respective subsidiaries as are usual and customary for credit facilities of this type, including covenants regarding: financial statements, reports and certificates; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection; compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; employee benefits; and location of inventory and equipment. In addition, the ABL Facility contains negative covenants regarding: the repayment of other indebtedness; restricted payments and restricted investments, unless certain conditions are met; incurrence of certain indebtedness; liens; fundamental changes; disposal of assets; change of name; nature of business; specified amendments; change of control; accounting methods; transactions with affiliates; use of proceeds; consignments; and inventory and equipment with bailees.

In connection with the ABL Facility Documents, the Registrant paid the lenders an aggregate fee of $750,000. Other than in respect of the ABL Facility Documents, neither the Registrant nor any of its affiliates have any material relationship with any of the other parties to the ABL Facility Documents, other than that each of the lenders has performed, and may in the future perform, various commercial banking, investment banking, underwriting, trust and other financial advisory services for the Registrant and/or its affiliates, for which it has received, and will receive, only customary fees and expenses.

The Trademark Security Agreement, Patent Security Agreement and Deposit Account Control Agreement executed by certain Loan Parties in connection with the Registrant’s prior credit facility were continued in effect and now relate to the ABL Facility pursuant to the Amended Credit Agreement. The foregoing discussion of the terms of the ABL Facility Documents is not complete and is qualified in its entirety by reference to the full text of the ABL Facility Documents, copies of which are attached hereto as Exhibits.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The discussion in Item 1.01 above is incorporated by reference herein.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

4.1

Amended and Restated Credit Agreement, by and among Wells Fargo Bank, National Association, as administrative agent, sole lead arranger, and sole book runner, the lenders that are parties thereto, as the lenders, and Unifi, Inc. and certain of its domestic subsidiaries, as borrowers, dated as of March 26, 2015.

4.2

Amended and Restated Guaranty and Security Agreement, dated as of March 26, 2015, among the Grantors from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

By:	/S/ W. RANDY EADDY
W. Randy Eaddy
General Counsel and Secretary

Dated:     March 31, 2015

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

4.1

Amended and Restated Credit Agreement, by and among Wells Fargo Bank, National Association, as administrative agent, sole lead arranger, and sole book runner, the lenders that are parties thereto, as the lenders, and Unifi, Inc. and certain of its domestic subsidiaries, as borrowers, dated as of March 26, 2015.

4.2

Amended and Restated Guaranty and Security Agreement, dated as of March 26, 2015, among the Grantors from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.